Exhibit 99.1

Cactus Ventures, Inc. Changes
Name to Actinium Pharmaceuticals, Inc.
Trading Symbol Changed to “ATNM”

NEW YORK. April 17, 2013 – Cactus Ventures, Inc. (OTCBB: CTVN; OTCBB: ATNM), (the “Company”) announced today that following the change of the Company’s name from Cactus Ventures, Inc. to Actinium Pharmaceuticals, Inc., the Company will change the trading symbol of its common stock on the OTC Bulletin Board to “ATNM.” The new name and trading symbol are effective at the open of the market on April 18, 2013.

In a Schedule 14C filed January 29, 2013 with the Securities and Exchange Commission, the Company announced its new name and a change in the state of incorporation from the State of Nevada to the State of Delaware by merging the Company into Actinium Pharmaceuticals, Inc., a newly formed Delaware company.

About Actinium Pharmaceuticals, Inc.
Actinium Pharmaceuticals, Inc. (OTCBB: ATNM) is a New York based biopharmaceutical company that develops innovative immunotherapeutics as treatments for various cancers.  Several drug candidates are based on its proprietary platform for the therapeutic utilization of alpha particle emitting actinium-225 and bismuth-213 isotopes in association with monoclonal antibodies.  The Company’s lead drug candidate is Iomab™-B will begin a pivotal trial for preparing bone marrow of patients with certain blood cancers before they receive a hematopoietic stem cell transplant or HCST.  In addition, its alpha-particle emitting drug candidate Actimab-A is in a Phase I/II clinical trial in patients with Acute Myeloid Leukemia or AML who are over the age of 60.

For more information:
Visit our web site
www.actiniumpharmaceuticals.com or contact:

Sergio Traversa, Interim Chief Executive Officer and Chief Financial Officer, Actinium Pharmaceuticals Inc.
Telephone:  (646) 459-4201
E-mail:  straversa@actiniumpharmaceuticals.com

Media:

Dennis S. Dobson Jr.
Tel: (203) 258-0159
Email: dsdobson@optonline.com
www.dobsonmediagroup.com

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.
This news release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance.  No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-
looking statement, whether as a result of new information, future events, or otherwise.